                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          TELEMATE.NET SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          TELEMATE.NET SOFTWARE, INC.
                      4250 PERIMETER PARK SOUTH, SUITE 200
                             ATLANTA, GEORGIA 30341

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 31, 2000

To our Shareholders:

     The Annual Meeting of Shareholders of Telemate.Net Software, Inc., a Georgia corporation, will be held at 4200 Perimeter Park South, Suite 103, Atlanta, Georgia 30341 on May 31, 2000, at 9:00 a.m., for the following purposes:

          1. to elect one person to serve on the Board of Directors for a three year term;

          2. to confirm the appointment of KPMG LLP, independent auditors, as our auditors for the year ending December 31, 2000;

          3. to ratify and approve the Telemate.Net Software, Inc. Employee Stock Purchase Plan;

          4. to ratify and approve the amendment of the Telemate.Net Software, Inc. 1999 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under such plan; and

          5. to transact such other business as may properly come before the meeting.

     Our Board of Directors has fixed the close of business on April 13, 2000 as the record date for determining holders of our common stock entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD L. MAURO
                                          Richard L. Mauro
                                          President and Chief Executive Officer

Atlanta, Georgia
April 28, 2000

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING, KINDLY SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

                          TELEMATE.NET SOFTWARE, INC.
          4250 PERIMETER PARK SOUTH, SUITE 200, ATLANTA, GEORGIA 30341

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                  MAY 31, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SHAREHOLDERS MEETING

     This Proxy Statement and the enclosed proxy card are furnished on behalf of the Board of Directors of Telemate.Net Software, Inc., a Georgia corporation, for use at the Annual Meeting of Shareholders to be held on May 31, 2000 at 9:00 a.m., Atlanta, Georgia time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 4200 Perimeter Park South, Suite 103, Atlanta, Georgia 30341. We intend to mail this Proxy Statement and the accompanying proxy card on or about April 28, 2000, to all shareholders entitled to vote at the Annual Meeting.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of Telemate.Net Software's common stock, par value $.01 per share, at the close of business on April 13, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 13, 2000, we had outstanding and entitled to vote 7,709,867 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to Telemate.Net Software's Secretary or by filing with the Secretary a proxy bearing a later date. The holders of one-third of the total shares of common stock outstanding on the record date, whether present at the Annual Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

COUNTING OF VOTES

     The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed proxy card provides a means for a shareholder to vote upon all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed proxy also provides a means for a shareholder to vote for the nominee for director listed thereon or to withhold authority to vote for one such nominee. The Company's Bylaws provide that directors are elected by a plurality of the votes cast. Plurality means that more votes must be cast in favor of the election of a director than those cast against election of such director. Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

     The accompanying proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each proxy will be voted in accordance with the shareholder's directions. Each of Proposals 2 through 4 described in this Proxy Statement will be approved by the shareholders if the number of votes cast in favor of the respective proposal exceed the number of votes cast opposing the proposal. Abstentions with respect to Proposal 2 will have the same effect as a vote against this proposal.

PROXIES

     When the enclosed proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed proxy will be voted in favor of the nominee for election to the Board of Directors, and in favor of the approval of Proposals 2 through 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of April 13, 2000 by: (a) each person named in the Summary Compensation Table under the heading "Executive Compensation": (b) each of our directors and the director nominee; (c) each person known to us to be a "beneficial owner" of more than 5% of the outstanding shares of our common stock; and (d) all of our executive officers and directors as a group. Except as set forth herein, the street address of the named beneficial owner is c/o Telemate.Net Software, Inc., 4250 Perimeter Park South, Suite 200, Atlanta, Georgia 30341.

                                                                    COMMON STOCK
                                                                BENEFICIALLY OWNED(1)
                                                              -------------------------
                                                               NUMBER OF
                                                               SHARES OF     PERCENTAGE
NAME OF BENEFICIAL OWNER                                      COMMON STOCK    OF CLASS
------------------------                                      ------------   ----------
David H. Couchman(2)........................................   1,916,718        24.8%
Melanie Noble-Couchman(3)...................................   1,916,718        24.8
Richard L. Mauro(4).........................................     790,500         9.4
James A. Kranzusch(5).......................................     180,000         2.3
Dean D. Rau(6)..............................................     195,000         2.5
L. Mark Newton(7)...........................................     365,000         4.6
Richard J. Post(8)..........................................      60,000           *
Murali Anantharaman(9)......................................     460,000         6.0
James C. Davis(10)..........................................      85,000         1.1
J. Lawrence Bradner(11).....................................      10,000           *
Raphael McAbee-Reher(12)....................................     430,000         5.5
LiveOak Equity Partners, L.P(13)............................     460,000         6.0
Noro-Moseley Partners IV, L.P(14)...........................     450,000         5.8
Noro-Moseley Partners IV-B, L.P(15).........................     450,000         5.8
All executive officers and directors as a group (11
  persons)..................................................   4,037,518        44.2

---------------

  *  Less than 1% of the outstanding common stock.
 (1) For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (a) 7,709,867 shares outstanding as of April 13, 2000 and (b) shares issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days following April 13, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Presently exercisable options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (2) Includes 144,488 shares held by Melanie Noble-Couchman, Mr. Couchman's spouse, 528,000 shares held by The Melanie J. Noble-Couchman Family Trust and 528,000 shares held by The David Hall Couchman Family Trust, with respect to each of which Mr. Couchman disclaims beneficial ownership. Also includes 10,000 shares issuable upon the exercise of presently exercisable options.
 (3) Includes 706,230 shares held by David H. Couchman, Ms. Noble-Couchman's spouse, 10,000 shares issuable upon the exercise of presently exercisable options held by Mr. Couchman, 528,000 shares held by The Melanie J. Noble-Couchman Family Trust and 528,000 shares held by The David Hall Couchman Family Trust, with respect to each of which Ms. Noble-Couchman disclaims beneficial ownership.
 (4) Includes 1,500 shares held by The Andrew Mauro Minors Trust, as to which Mr. Mauro disclaims beneficial ownership. Also includes 705,955 shares issuable upon the exercise of presently exercisable options.
 (5) Includes 171,444 shares issuable upon the exercise of presently exercisable options.

 (6) Includes 193,380 shares issuable upon the exercise of presently exercisable options.
 (7) Includes 282,315 shares issuable upon the exercise of presently exercisable options.
 (8) Includes 60,000 shares issuable upon the exercise of presently exercisable options.
 (9) Includes 450,000 shares held by LiveOak Equity Partners, of which Mr. Anantharaman is a general partner. Also includes 10,000 shares issuable upon the exercise of presently exercisable options held by LiveOak Equity Partners.
(10) Includes 10,000 shares issuable upon the exercise of presently exercisable options.
(11) Includes 10,000 shares issuable upon the exercise of presently exercisable options.
(12) Includes 170,445 shares issuable upon the exercise of presently exercisable options.
(13) Includes 10,000 shares issuable upon the exercise of presently exercisable options. The mailing address for LiveOak Equity Partners is 2500 North Winds Parkway, Suite 325, Alpharetta, Georgia 30004.
(14) Includes 75,000 shares held by Noro-Moseley Partners IV-B, an entity affiliated with Noro-Moseley Partners IV. The mailing address for Noro-Moseley Partners is 4200 Northside Parkway, NW, Nine North Parkway Square, Atlanta, Georgia 30327.
(15) Includes 375,000 shares held by Noro-Moseley Partners IV, an entity affiliated with Noro-Moseley Partners IV-B.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

INTRODUCTION

     At the Annual Meeting, one director is to be elected for the term described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The Board is currently comprised of one Class I director (Mr. Davis), two Class II directors (Mr. Mauro and Mr. Bradner) and two Class III directors (Mr. Couchman and Mr. Anantharaman). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2000, 2001 and 2002 annual meeting of shareholders, respectively. There are no family relationships among any of the directors or director nominees of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. The person nominated for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unable to serve.

     The Board of Directors recommends a vote FOR the named nominee.

NOMINEE TO SERVE AS A CLASS I DIRECTOR

     The name and age, principal occupation or employment, and other data regarding the nominee, based on information received from the nominee, is set forth below:

     JAMES C. DAVIS, age 47, has served as a director of Telemate.Net Software since October 1999. Mr. Davis has served as a principal with Buckskull Partners, an investment and advisory services firm, since March 1999. Mr. Davis previously served in a number of roles with Harbinger Corporation, an e-commerce company, including Group Executive -- Business Development from October 1998 until December 1998, President and Chief Executive Officer from March 1997 until October 1998, President of Group Operations from January 1995 until March 1997, President from January 1989 until December 1993, and Senior Vice President of Harbinger Computer Services, Inc. from May 1984 until December 1988. From January 1994 until January 1995, Mr. Davis served as a principal with Davis & Associates, an Atlanta consulting firm. Mr. Davis currently serves on the board of directors of StoreSearch, an Internet services company. Mr. Davis holds a bachelor's degree in Engineering from Mississippi State University and an MBA from the Harvard Business School where he was a Baker Scholar.

CURRENT DIRECTORS

     The directors continuing in office as Class II directors, elected to serve until the 2001 Annual Meeting, are as follows:

     RICHARD L. MAURO, age 57, has served as our Chief Executive Officer and President since December, 1996. He has served as a director of Telemate.Net Software since June 1999. He was President and Chief Operating Officer from March 1994, when he joined Telemate.Net Software, until December 1996. Mr. Mauro has 36 years of general management and sales, marketing, and engineering management experience. Prior to joining Telemate.Net Software, Mr. Mauro served as Chief Executive Officer and President of Insight Marketing Partners, Inc., a marketing and management consulting company he founded that focused on assisting early-stage software companies, from March 1990 until March 1994. From January 1986 until March 1990, Mr. Mauro was Vice President-Marketing for INFORUM, a technology center in Atlanta. He began his career with the IBM Corporation in June 1964 where he held a variety of engineering, sales and product marketing management positions. During his last eight years at IBM, he focused on PC-related products, including leading the PC merchandising function for IBM's retail product centers.

Mr. Mauro holds a bachelor's degree in Electronic Engineering from Manhattan College and a master's degree in Industrial Administration from Union College.

     J. LAWRENCE BRADNER, age 49, has served as a director of Telemate.Net Software since October 1999. Mr. Bradner is Corporate Vice President, Scientific-Atlanta and President of their new business sector, World Wide Services. He has served in this role since September 1999. Previously, Mr. Bradner served as Chairman and Chief Executive Officer of Syntellect, Inc., a provider of enterprise call center systems and outsourced call center services, from March 1996 until May 1999. Mr. Bradner also served as President of Syntellect from March 1998 to May 1999. From 1991 until March 1996, Mr. Bradner was Chairman and Chief Executive Officer of Pinnacle Investment Associates and Telecorp Systems, Inc., a wholly owned subsidiary of Pinnacle, a provider of call center systems and outsourced pay-per-view ordering services for the cable and satellite television industries. From 1977 until 1990, Mr. Bradner was employed by Scientific-Atlanta, Inc., a provider of satellite, cable television and other telecommunications products based in Atlanta, Georgia. Mr. Bradner holds a bachelor's degree in Industrial and Systems Engineering from the Georgia Institute of Technology and an MBA from the Harvard Business School.

     The directors of the Company continuing in office as Class III directors; elected to serve until the 2002 Annual Meeting, are as follows:

     DAVID H. COUCHMAN, age 54, is our founder and has served as Chairman of our Board of Directors since our inception in January 1986. Mr. Couchman served as our Chief Executive Officer from January 1986 until December 1996. Mr. Couchman has 30 years of computer sales and product management experience. Before founding Telemate.Net Software, Mr. Couchman held a number of executive systems, sales and marketing positions in several large corporations and startup companies, including Burroughs Corporation, a computer products company, (now Unisys) and On-Line Software International, an applications software company (acquired by Computer Associates). Mr. Couchman holds a bachelor's degree in Business Administration and Industrial Relations from the University of Maryland.

     MURALI ANANTHARAMAN, age 43, has served as a director of Telemate.Net Software since October 1999. Mr. Anantharaman has served as a General Partner with LiveOak Equity Partners, L.P., a venture capital firm that makes equity investments in emerging growth companies in the information technology and healthcare sectors, since he co-founded LiveOak in July 1998. From May 1987 to June 1998, Mr. Anantharaman was a partner in EGL Holdings, an Atlanta-based equity investment firm. Previously, Mr. Anantharaman was a Vice President with CSP International in New York, a management strategy consulting firm focused on information technology and communications companies. Mr. Anantharaman has served as a director of Simione Central Holdings, Inc., a developer of healthcare software, since October 1996. Mr. Anantharaman received a Bachelor's degree in Engineering from the University of Madras, a Master of Science degree in Operations Research from Case Western Reserve University and an MBA from the Harvard Business School.

BOARD OF DIRECTORS MEETINGS, COMMITTEES AND COMPENSATION

     During 1999, the Board of Directors held three meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

     Messrs. Mauro and Couchman served as members of the Executive Committee in 1999. The Executive Committee is empowered to exercise all authority of the Board of Directors, except as limited by the Georgia Business Corporation Code ("GBCC"). Under the GBCC, an Executive Committee may not, among other things, approve or propose to shareholders actions required to be approved by shareholders, fill vacancies on the Board of Directors or any of its committees, amend or repeal the bylaws, or approve a plan of merger not requiring shareholder approval. Messrs. Bradner and Davis served as members of the Compensation Committee in 1999. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for our officers. The Compensation Committee is also responsible for administering our stock option plans and for establishing the terms and conditions of all stock options granted under the plans. Messrs. Bradner, Anantharaman and Davis served as members of the Audit Committee in 1999. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring our financial policies and internal control procedures, and reviewing and monitoring the provisions of non-audit services by our auditors.

     We reimburse each of our directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. We also compensate directors who are not employed by us in the amount of $2,500 per fiscal quarter for service on the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the total compensation paid to or accrued by our Chief Executive Officer and the four other executive officers with the next highest total annual salary and bonus that exceeded $100,000 in 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                          NUMBER OF
                                                  ANNUAL COMPENSATION     SECURITIES          ALL
                                                  --------------------    UNDERLYING         OTHER
NAME AND PRINCIPAL POSITION                YEAR    SALARY      BONUS       OPTIONS      COMPENSATION(1)
---------------------------                ----   ---------   --------   ------------   ----------------
Richard L. Mauro.........................  1999   $180,000    $63,750       75,000            --
  Chief Executive Officer and President    1998    180,000     70,200           --            --
                                           1997    148,000     42,203           --            --
James A. Kranzusch(2)....................  1999    162,960     23,065       45,000            --
  Senior Vice President -- Sales           1998     96,846     18,644      180,000            --
                                           1997         --         --           --            --
L. Mark Newton...........................  1999    100,000     18,233           --            --
  Senior Vice President -- Information     1998    100,000     25,750           --            --
  Systems                                  1997     95,000     18,203           --            --
Dean D. Rau..............................  1999     95,000     20,922           --            --
  Senior Vice President -- Technology      1998     95,000     26,963           --            --
                                           1997     85,000     20,050           --            --
Richard J. Post(3).......................  1999     92,212      9,320      150,000            --
  Former Senior Vice President -- Finance  1998         --         --           --            --
  and Operations, Chief Financial          1997         --         --           --            --
  Officer, Secretary and Treasurer

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Mr. Kranzusch joined the Company in March 1998.
(3) Mr. Post served as the Company's Senior Vice President -- Finance and Operations, Chief Financial Officer, Secretary and Treasurer from June 1999 until April 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all individual grants of stock options during the year ended December 31, 1999, to each of the Named Executive
Officers:

                                                  INDIVIDUAL GRANTS
                                -----------------------------------------------------    POTENTIAL REALIZABLE
                                  NUMBER                                                   VALUE AT ASSUMED
                                    OF        PERCENT OF                                 ANNUAL RATES OF STOCK
                                SECURITIES   TOTAL OPTIONS   EXERCISE OR                  PRICE APPRECIATION
                                UNDERLYING    GRANTED TO     BASE PRICE                   FOR OPTION TERM(2)
                                 OPTIONS     EMPLOYEES IN     PER SHARE    EXPIRATION   -----------------------
NAME                             GRANTED      FISCAL YEAR        (1)          DATE          5%          10%
----                            ----------   -------------   -----------   ----------   ----------   ----------
Richard L. Mauro..............    75,000          5.4%         $11.50        8/26/09    $1,404,922   $2,237,103
James A. Kranzusch............    45,000          3.2           11.50        8/26/09       842,953    1,342,262
L. Mark Newton................        --           --              --                           --           --
Richard J. Post...............   150,000         10.7            6.67        6/22/09     1,629,709    2,595,039

---------------

(1) All options were granted with exercise prices equal to or in excess of the fair market value of the common stock on the date of grant as determined by the Board of Directors.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our common stock to date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 1999:

                                                                 NUMBER OF                     VALUE OF
                                                           SECURITIES UNDERLYING              UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                        AT FISCAL YEAR-END           AT FISCAL YEAR-END(2)
                             ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                        ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Richard L. Mauro..........    20,000       $256,650       705,955        75,000       $10,956,422     $356,250
James A. Kranzusch........     8,556         48,855       171,444        45,000         2,621,379      213,750
L Mark Newton.............        --             --       282,315            --         4,397,049           --
Dean D. Rau...............        --             --       193,380            --         2,974,184           --
Richard J. Post...........        --             --        60,000        90,000           574,800      862,200

---------------

(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our common stock at the time of such sale.
(2) Based on the fair market value of our common stock as of December 31, 1999 of $16.25 per share as reported on the Nasdaq Stock Market, less the exercise price payable upon exercise of such options, in accordance with SEC regulations. As of April 13, 1999, the fair market value of our common stock was $5.00 per share as reported on the Nasdaq Stock Market.

EMPLOYMENT AGREEMENTS

     Both Messrs. Couchman and Mauro have signed agreements with us restricting their ability to compete with us or to solicit our customers or employees during their employment with us and for a period of two years thereafter. Mr. Couchman, who serves as Chairman of the Board of Directors, was employed by us as a consultant until June 1999. All of our principal employees, including other executive officers, are required to sign an agreement with us restricting the ability of the employee to compete with us or to solicit our customers or employees during his or her employment and for a period of one year thereafter. The agreement also provides for our ownership of the work product of the employee, an assignment to us of intellectual property, and a prohibition from the disclosure of our trade secrets and confidential information.

STOCK OPTION PLANS

     Stock Incentive Plan. Our Stock Incentive Plan became effective on December 29, 1994. The purpose of the plan is to provide incentives for our key employees, officers, consultants and directors and to promote our success, thereby benefiting shareholders and aligning the economic interests of the participants with those of the shareholders. The plan is administered by the Compensation Committee of the Board of Directors, which determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. As of April 13, 2000, options to purchase 2,909,665 shares of our common stock were outstanding under the plan at a weighted average exercise price of $2.08 per share, and 747,449 shares had been issued upon exercise of options granted under the plan. No additional options will be granted under our Stock Incentive Plan. Effective November 22, 1999, the Board of Directors approved the cancellation of the remaining shares available for grant under this Plan.

     1999 Stock Incentive Plan. Our 1999 Stock Incentive Plan was approved by our shareholders on June 14, 1999. Effective November 22, 1999, the Board of Directors approved the amendment to the 1999 Stock Incentive Plan, subject to shareholder approval, to increase the number of shares of our common stock reserved for issuance under the plan to 1,187,386 shares. On January 1, 2000, the number of shares of common stock available for issuance under the 1999 Stock Incentive Plan was automatically increased 367,998 shares to 1,555,384 shares pursuant to a provision of the plan that annually adjusts the number of shares reserved by a number of shares equal to 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, unless the Board of Directors determines to limit or forego this increase. Effective April 19, 2000, the Board of Directors approved a further amendment to the 1999 Stock Incentive Plan, subject to shareholder approval, to reserve an aggregate of 2,055,384 shares of common stock for issuance under the plan. The 1999 Stock Incentive Plan was adopted to provide incentives for key employees, officers, consultants and directors to promote our success. Awards granted under the 1999 Stock Incentive Plan may be either restricted stock or options intended to qualify as "incentive stock options" or nonqualified stock options. As of April 13, 2000, 953,500 shares of our common stock were subject to outstanding options under the 1999 Stock Incentive Plan at a weighted average exercise price of $10.87 per share, and no shares of our common stock had been issued upon exercise of options granted under the plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our Amended and Restated Articles of Incorporation provide that the liability of our directors for monetary damages shall be limited to the fullest extent permissible under Georgia law and that we may indemnify our officers, employees and agents to the fullest extent permitted under Georgia law.

     Our Amended and Restated Bylaws provide that we must indemnify our directors against all liabilities to the fullest extent permitted under Georgia law and that we must advance all reasonable expenses incurred in a proceeding where the director was either a party or a witness because he or she was a director. In addition, we have entered into indemnification agreements with our directors and certain of our officers providing indemnification to the fullest extent permitted by applicable law and also setting forth procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

     We currently maintain a directors' and officers' liability insurance policy in the amount of $5.0 million. Our Articles of Incorporation provide that the liability of the directors to the shareholders for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 1999: J. Lawrence Bradner and James
C. Davis.

     On June 21, 1999, we issued and sold 75,000 shares of common stock to James
C. Davis for an aggregate price of $500,000. We later added Mr. Davis to our Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and 10% shareholders, we believe that all applicable Section 16(a) filing requirements were met during 1999 except that each of Messrs. Anantharaman, Bradner and Davis filed an initial report after the filing date set forth in Section 16(a) and Messrs. Mauro and Newton each filed a report of changes in ownership after the filing date set forth in Section 16(a).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1999 compensation was determined for the executive officers of the Company, with particular detail given to the 1999 compensation for the Company's Chief Executive Officer.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's stock option plans. The Committee is comprised of two non-employee directors: Messrs. Bradner and Davis. The Committee's overall objective is to establish a compensation policy that will (i) attract, retain and reward executives who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

     Base Salary. Base Salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

     Incentive Bonuses. The Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance.

     Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the common stock, and hence, the shareholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. During the fiscal year ended December 1999, options to purchase an aggregate of 470,000 shares of common stock were granted to the Company's executive officers.

     Other Benefits. Benefits offered to the Company's executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all of the Company's regular employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. Richard L. Mauro has served as our Chief Executive Officer since 1996. In 1999, Mr. Mauro's base salary was set at $180,000, which the Committee believes was reasonable.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of $1,000,000 paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of $1,000,000 per annum to any employee. None of the compensation paid by the Company in 1999 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of
Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                          Compensation Committee

                                          J. Lawrence Bradner
                                          James C. Davis

                            STOCK PERFORMANCE GRAPH

     The following line-graph provides a comparison of the cumulative total shareholder return on our common stock for the period from the date of our initial public offering in September 1999 through December 31, 1999, against the cumulative shareholder return during such period achieved by The Russell 2000 Index and the S&P Computer Software & Services index. The graph assumes that $100 was invested on September 29, 1999 in our common stock and on September 30, 1999 in each of the comparison indices, and assumes reinvestment of dividends.

                                                                                                         S & P COMPUTER SOFTWARE
                                              TELEMATE.NET SOFTWARE, INC.         RUSSELL 2000                 & SERVICES
                                              ---------------------------         ------------           -----------------------
9/29/99                                                  100.00                      100.00                      100.00
12/31/99                                                 116.07                      101.53                      141.24

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

     On June 16, 1999, we issued and sold 150,000 shares of Series A Preferred Stock in a private placement to LiveOak Equity Partners, L.P. for an aggregate price of $3.0 million. We later added Murali Anantharaman, a principal of LiveOak, to our Board of Directors. The shares of Series A Preferred Stock held by LiveOak automatically converted into 450,000 shares of our common stock concurrently with our initial public offering. The private placement is described more fully below.

     Also on June 16, 1999, Telemate.Net Software redeemed an aggregate of 600,000 shares of common stock held by David H. Couchman, our Chairman and a principal shareholder, and his spouse for $4.0 million. The redemption was funded from our proceeds from the sale of Series A Preferred Stock in a the private placement. The private placement is described more fully below.

     In the past, we have loaned money to our shareholders for such purposes as providing funds for the exercise of vested stock options in accordance with our Stock Incentive Plan and reconciling an S corporation distribution error. However, as of December 31, 1999, all executive officer loans had been repaid in full.

     Our Board of Directors has adopted a resolution whereby all future transactions with related parties, including any loans from us to our officers, directors, principal shareholders or affiliates, must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, if required by law, or a majority of the disinterested shareholders and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

     On June 16, 1999, we terminated our S corporation status for federal and state income tax purposes. We made distributions of $270,000 to those persons who were shareholders on the date the S corporation status was terminated, including an aggregate of $214,000 to our executive officers and directors; $265,000 of the overall amount reduced existing loans outstanding and $5,000 was paid in cash. As a result of our S corporation termination, we reclassified accumulated deficit (limited to the amount of paid in capital) of $296,000 to additional paid-in capital.

PRIVATE PLACEMENT OF SERIES A PREFERRED STOCK

     On June 16, 1999, we completed the private placement of 300,000 shares of our Series A Preferred Stock to three institutional investors. The private placement resulted in gross proceeds to us of $6.0 million and net proceeds of approximately $5.9 million after payment of expenses related to the private placement. Of these proceeds, $4.0 million was used to redeem 600,000 shares of common stock held by David Couchman and his spouse. The remaining proceeds were designated for use to fund working capital. The Series A Preferred Stock converted into 900,000 shares of common stock concurrently with our initial public offering.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On April 19, 2000, the Board of Directors appointed the accounting firm of KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2000. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting, and representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR ratification of selection of independent auditors.

                                   PROPOSAL 3

      APPROVAL OF TELEMATE.NET SOFTWARE, INC. EMPLOYEE STOCK PURCHASE PLAN

     Effective November 22, 1999, the Board of Directors approved the Telemate.Net Software, Inc. Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code. Our Stock Purchase Plan allows employees to purchase common stock through payroll deductions for 85% of the fair market value of the common stock. Participation in the Plan is voluntary. Employees may become participants in the Plan by authorizing payroll deductions of one to ten percent of their base pay or a set dollar amount for each purchase period. At the end of each three-month purchase period, each participant in our Stock Purchase Plan will receive an amount of our common stock equal to the sum of that participant's payroll deductions during the calendar quarter multiplied by 85% of the lower of the fair market value of our common stock at the beginning of the calendar quarter, or the fair market value of our common stock at the end of the quarter. Participants may sell shares purchased pursuant to the Plan only in compliance with certain restrictions. These restrictions include compliance with our insider trading policy and our right to ensure compliance by preventing the transfer of shares purchased pursuant to the Plan. No employee may participate in the Plan to the extent that such employee owns or would own 5% or more of the voting power of all classes of our stock. The Plan calls for 500,000 shares of our common stock to be reserved for issuance under the Plan.

We are permitted under the Plan to purchase shares of our common stock on the open market for the purpose of reselling the shares to participants in the Stock Purchase Plan.

     The shareholders are being requested to approve the Telemate.Net Software, Inc. Employee Stock Purchase Plan as approved by the Board of Directors. We believe that allowing employees to purchase shares of our common stock through the Plan motivates high levels of performance and provides an effective means of encouraging employee commitment to our success. We believe that this policy is of great value in recruiting and retaining new employees, aligning employees' interests with those of our shareholders and allowing existing employees to participate in our success. The Board of Directors believes that the ability to grant participation in the Plan will be important to our future success.

     The Board of Directors recommends a vote FOR ratification and approval of the Telemate.Net Software, Inc. Employee Stock Purchase Plan.

                                   PROPOSAL 4

           APPROVAL OF AMENDMENTS OF THE TELEMATE.NET SOFTWARE, INC.
                           1999 STOCK INCENTIVE PLAN

     Effective November 22, 1999, the Board of Directors amended the 1999 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan from 1,000,000 shares to 1,187,386 shares. At the same time, the Board of Directors cancelled the 187,386 shares that remained available for grant under the 1994 Stock Incentive Plan. On January 1, 2000, the number of shares of common stock available for issuance under the 1999 Stock Incentive Plan automatically increased 367,998 shares to 1,555,384 shares pursuant to a provision of the plan that annually adjusts the number of shares reserved under such plan. Effective April 19, 2000, the Board of Directors further amended the 1999 Stock Incentive Plan to reserve an additional 500,000 shares under the plan, resulting in an aggregate of 2,055,384 shares of common stock being reserved for issuance under the plan. The features of this plan are discussed elsewhere in this proxy statement under the caption "Stock Option Plans."

     The shareholders are being requested to approve the amendments approved by the Board of Directors to the Telemate.Net Software, Inc. 1999 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder to 2,055,384 shares, of which options to purchase 1,101,884 shares would be available for future grants under the plan. The amendment to increase the number of shares reserved under the 1999 Stock Incentive Plan is proposed in order to give the Board of Directors greater flexibility to grant stock options to Telemate.Net Software's employees. We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to Telemate.Net Software's success. We believe that this policy is of great value in recruiting and retaining highly qualified personnel who are in great demand as well as rewarding current employees. The Board of Directors believes that the ability to grant additional stock options to our employees will be important to our future success

     The Board of Directors recommends a vote FOR ratification and approval of the amendments of the Telemate.Net Software, Inc. 1999 Stock Incentive Plan.

                             SHAREHOLDER PROPOSALS

     Rules of the Securities and Exchange Commission require that any proposal by a shareholder of Telemate.Net Software for consideration at the 2001 Annual Meeting of Shareholders must be received by us no later than December 28, 2000 if any such proposal is to be eligible for inclusion in our proxy materials for our 2001 Annual Meeting. Under such rules, we are not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

     In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Section 3.8 of our Bylaws must be complied with, including, but not limited to, delivery of notice to us not less than 60 days prior to the meeting as originally scheduled.

                                 OTHER MATTERS

     Management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying proxy will vote in accordance with their best judgment as to the interests of Telemate.Net Software and shareholders.

                               VOTING OF PROXIES

     The Board of Directors recommends an affirmative vote on each of the proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the proposal in accordance with the Board of Directors' recommendation.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ RICHARD L. MAURO
                                          Richard L. Mauro,
                                          Chief Executive Officer and President

                          Telemate.Net Software, Inc.
                      4250 Perimeter Park South, Suite 200
                             Atlanta, Georgia 30341


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Richard L. Mauro with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Telemate.Net Software, Inc. held of record by the undersigned on April 13, 2000, at the annual meeting of stockholders to be held on May 31, 2000 or any adjournment thereof, as designated on the reverse side hereof and in his discretion as to other matters.

         Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                               (Please date and sign on reverse)
                                                     (Continued on reverse side)

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" nominee in Proposal 1 and "FOR" Proposals 2, 3 and 4.

                                                  I PLAN TO ATTEND
                                                       MEETING
                                                         [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" NOMINEE IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

Proposal 1 -- Election of the following Nominee as Director:

                  [ ] FOR Nominee listed        [ ] WITHHELD for Nominee
                      at right                      listed at right

NOMINEE: JAMES C. DAVIS

Proposal 2 -- Approval of the Employee Stock Purchase Plan:

         [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

Proposal 3 -- Approval of an amendment to the 1999 Stock Incentive Plan:

         [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

Proposal 4 -- Approval of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000:

         [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

                                        Date
                                             -----------------------------------

                                        Signature
                                                  ------------------------------

                                        Signature if held jointly
                                                                  --------------

                                        Please mark, date and sign as your name
                                        appears above and return in the enclosed envelope